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BRISTOL-MYERS SQUIBB COMPANY
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE L LP

STARBOARD VALUE R GP LLC

STARBOARD LEADERS VICTOR LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes against the issuance of shares of Common Stock, $0.10 par value per share, of Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), pursuant to the proposed merger with Celgene Corporation at the special meeting of stockholders of the Company.

Item 1: On March 19, 2019, Starboard issued the following press release:

Starboard Issues Investor Presentation Opposing Bristol-Myers SQUIBB'S Ill-Advised Proposed Acquisition of Celgene

Mails Definitive Proxy Materials and a BLUE Proxy Card for Shareholders to Vote AGAINST the Proposed Transaction at the Upcoming Special Meeting

Believes the Proposed Merger with Celgene is Not in the Best Interests of Bristol-Myers Shareholders and Urges All Shareholders to Reject the Proposed Transaction

NEW YORK, NY - March 19, 2019 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), a stockholder of Bristol-Myers Squibb Company (“Bristol-Myers” or the “Company”)(NYSE:BMY), today announced that it has issued an investor presentation opposing the Company’s proposed merger with Celgene Corporation (the “Merger”), which it believes is ill-advised and not in the best interests of Bristol-Myers shareholders. Starboard also announced today that it has mailed definitive proxy materials and a BLUE proxy card in connection with the Company’s Special Meeting of Shareholders scheduled to take place on April 12, 2019, at which Bristol-Myers shareholders will vote on the issuance of shares of Bristol-Myers common stock pursuant to the Merger.

The investor presentation and definitive proxy materials are available for viewing at www.shareholdersforbristol.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720

Item 2: On March 19, 2019, the following materials were posted by Starboard to www.shareholdersforbristol.com:

Shareholders for Bristol-Myers    STARBOARD VALUE
About Starboard   Shareholder Communications   How to Vote   Contact

READ THE MARCH 18TH INVESTOR PRESENTATION OPPOSING THE PROPOSED TRANSACTION

**As detailed in our Investor Presentation and February 28th open letter to stockholders, our conclusion that Bristol-Myers' proposed acquisition of Celgene is ill-advised and not in the best interests of stockholders is based on five primary views:**

1. Bristol-Myers is buying a company with a massive patent cliff – among the largest in pharmaceutical industry history – which we believe will serve as a major overhang on the Company's shares in the years to come. Based on our analysis, the patent cliff caused by REVLIMID alone will require Celgene to replace over 60% of its total revenue in the next 7 years.
2. We believe the Celgene pipeline is extremely risky and will continue to require significant research & development (R&D) funding. Bristol-Myers management's projections contemplate Celgene essentially rebuilding its entire current revenue base from its pipeline over the next 8 years, as essentially all of Celgene's marketed products lose patent protection over this timeframe. We believe this is an aggressive assumption and may not be realistic based on historical precedents.
3. The process and diligence timelines leading up to the announcement of the acquisition, as outlined in the Company's S-4, lead us to believe that this transaction was hastily construed and perhaps done to thwart potential strategic interest in Bristol-Myers. We believe that if the Company remains independent, it is quite possible that there may be strategic interest in Bristol-Myers at a substantial premium to the current stock price.
4. We believe Bristol-Myers' analysis of the financial merits of the transaction – specifically its allocation of value between Celgene's marketed products, the combined synergies, and the Celgene pipeline – is potentially misleading based on our diligence.
5. We believe there is a better path forward for Bristol-Myers, either as a more profitable standalone company with a more focused, lower-risk strategy, or in a potential sale of the whole Company.

Shareholders for Bristol-Myers
STARBOARD VALUE
About Starboard
Shareholder Communications
How to Vote
Contact

# Shareholder Communications

## Available Documents

March 18, 2019
Investor Presentation Opposing the Proposed Transaction

March 15, 2019
Definitive Proxy Materials

March 6, 2019
Important Message to Fellow Bristol-Myers Stockholders

February 28, 2019
Open Letter to Bristol-Myers Shareholders